UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-110086

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-134953

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-174618

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-174882

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

CH ENERGY GROUP, INC.

(Exact Name of Registrant as Specified in Its Charter)

New York	14-1804460
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

284 South Avenue

Poughkeepsie, New York 12601-4839

(Address, including zip code, of Registrant’s principal executive offices)

CH Energy Group, Inc. Directors and Executives Deferred Compensation Plan

CH Energy Group, Inc. Long-Term Equity Incentive Plan

Central Hudson Gas & Electric Corporation Savings Incentive Plan

CH Energy Group, Inc. 2011 Long-Term Equity Incentive Plan

(Full title of the plans)

John E. Gould, Esq.

Executive Vice President and General Counsel

CH Energy Group, Inc.

284 South Avenue

Poughkeepsie, New York 12601-4839

(845) 452-2000

(Name, address, including zip code, and telephone number,

including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See definitions of “large accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

☒	Large accelerated filer	☐	Accelerated filer	☐	Non-accelerated filer (Do not check if a smaller reporting company)	☐	Smaller reporting company

DE-REGISTRATION OF UNSOLD SECURITIES

This Post-Effective Amendment No. 1 (the “Amendment”) is being filed by CH Energy Group, Inc. (the “Company”) to de-register all shares of Common Stock, par value $0.10 per share, of the Company (“Common Stock”) registered on the Company’s Registration Statements on Form S-8 (collectively, the “Registration Statements”) listed below which have not been sold or otherwise issued as of the date of filing the Amendment:

•

Registration Statement No. 333-110086 filed on October 30, 2003, registering deferred compensation obligations of the Company to be issued under the CH Energy Group, Inc. Directors and Executives Deferred Compensation Plan.

•	Registration Statement No. 333-134953 filed on June 12, 2006, registering Common Stock to be issued under the CH Energy Group, Inc. Long-Term Equity Incentive Plan.

•	Registration Statement No. 333-174618 filed on May 31, 2011, registering Common Stock and plan interests to be issued under the Central Hudson Gas & Electric Corporation Savings Incentive Plan.

•	Registration Statement No. 333-174882 filed on June 14, 2011, registering Common Stock to be issued under the CH Energy Group, Inc. 2011 Long-Term Equity Incentive Plan.

On June 27, 2013, pursuant to an Agreement and Plan of Merger, dated as of February 20, 2012, by and among FortisUS Inc., Cascade Acquisition Sub Inc. (“Merger Sub”), Fortis Inc. (solely for purposes of certain provisions thereof) and the Company, Merger Sub merged with and into the Company, with the Company surviving the merger as a wholly-owned subsidiary of FortisUS Inc. (the “Merger”). In the Merger, each outstanding share of Common Stock (other than shares owned by FortisUS Inc., Merger Sub, Fortis Inc., the Company, or any of their respective wholly-owned subsidiaries) was cancelled and converted into the right to receive $65.00 per share in cash.

As a result of the Merger, the Company terminated all offering of securities of the Company pursuant to the Registration Statements. In accordance with an undertaking made by the Company in each of the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities that had been registered for issuance that remain unsold at the termination of the offering, the Company hereby removes from registration all of such securities of the Company registered but unsold as of the date of the Amendment under the Registration Statements.

SIGNATURE

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Form S-8 Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Poughkeepsie, State of New York, on June 27, 2013.

CH ENERGY GROUP, INC.

By:	/s/ Kimberly J. Wright
Name:	Kimberly J. Wright
Title:	Vice President-Accounting & Controller